AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT
with
CURRAN FINANCIAL PARTNERS, LLC

THIS AMENDMENT TO THE INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of June 22, 2026 (the “Amendment Effective Date”), by and between Yorkville America Equities, LLC, a Florida limited liability company (the “Adviser”), Truth Social Funds, an Ohio Business trust (the “Trust”) and Curran Financial Partners, LLC (the “Sub-Adviser”), a Delaware limited liability company.

R E C I T A L S

WHEREAS, the Trust, the Adviser and the Sub-Adviser desire to amend the existing Investment Sub-Advisory Agreement (the “Existing Agreement”) pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Existing Agreement. The Existing Agreement is hereby amended to change the name of the Trust to Yorkville America Investment Trust.
2.     No Other Changes.     In all other respects, the Existing Agreement shall remain unchanged and in full force and effect in accordance with the terms thereof. In the event of any conflict between the terms of the Existing Agreement and the terms set forth herein, the terms set forth herein shall prevail and govern the interpretation of the agreement between the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the Amendment Effective Date.

Truth Social Funds

By: _/s/ Karen Shupe__________________________
Name: Karen Shupe
Title: Treasurer

Yorkville America Equities, LLC

By: _/s/ Troy Rillo_________________________
Name: Troy Rillo
Title: Chief Executive Officer

Curran Financial Partners, LLC

By: __/s/ Adam B. Curran_____________________
Name: Adam B. Curran
Title: President